EXHIBIT 32

CERTIFICATION

Each of the undersigned hereby certifies in his capacity as an officer of Heritage Financial Group, Inc. (the "Company") that the Quarterly Report of the Company on Form 10-Q for the period ended September 30, 2011 fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934, as amended, and that the information contained in such report fairly presents, in all material respects, the consolidated financial condition of the Company as the end of such period dates and the consolidated results of operations of the Company for such period.

Date: November 14, 2011	By:	/s/ O. Leonard Dorminey
O. Leonard Dorminey
President and Chief Executive Officer
(Principal Executive Officer)

Date: November 14, 2011	By:	/s/ T. Heath Fountain
T. Heath Fountain
Executive Vice President,
Chief Administrative Officer and Chief Financial Officer
(Principal Financial and Accounting Officer)